STOCK PURCHASE AND

JOINT VENTURE AGREEMENT

This Stock Purchase and Joint Venture Agreement (the “Agreement”) is entered into as of the ____ day of June 2001, by and between Fossil, Inc. (“Fossil”), a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal offices at 2280 N. Greenville Avenue, Richardson, Texas 75082 and Seiko Instruments Inc. (“SII”), a corporation organized and existing under the laws of Japan, with its principal offices located at 8, Nakase 1-chome, Mihama-ku, Chiba-shi, Chiba  261-8507, Japan.

RECITALS

WHEREAS, Fossil is engaged in the business of manufacturing, marketing and distributing fashion watches and accessories throughout the world; and

WHEREAS, SII is engaged in the business of manufacturing and marketing watches and other products throughout the world; and

WHEREAS, Fossil has previously formed Fossil Japan K.K., (the “Company”), a corporation organized and existing under the laws of Japan, with its principal offices at 8F Shibuya-Hashimoto Bldg., 5-5, Maruyamacho, Shibuya-Ku, Tokyo, which is engaged in the business ofmarketing, distributing, importing and exporting watches, including, but not limited to, watches under the FOSSIL Brand in Japan; and

WHEREAS, Fossil owns one hundred percent (100%) of the issued and outstanding common stock of the Company; and

WHEREAS, Fossil desires to sell to SII and SII desires to purchase from Fossil, five hundred (500) common shares of the Company representing fifty percent (50%) of the Total Outstanding Shares (as defined below) in the Company upon the terms and conditions hereinafter described; and

WHEREAS, following Closing, the Parties desire to change the name of the Company to SFJ, Inc. (kabusikigaisha SFJ); and

WHEREAS, SII and Fossil desire to enter into this Agreement in order to define their respective rights and obligations hereunder.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

                “Affected Stockholder” has a meaning set forth in Section 13.1(f) hereof.

“Affiliate” means any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under the common control with such first person or entity.

                “Agreement” means this Joint Venture Agreement, as it may be amended from time to time in accordance with the terms hereof.

                “Articles of Incorporation” means the articles of incorporation (Teikan) of the Company, substantially in the form attached hereto as Exhibit A.

“Board” means the Board of Directors of the Company.

“Business” has the meaning set forth in Section 3.1 hereof.

 “Capital” has the meaning set forth in Section 4.1 hereof.

“Closing” means the consummation of the transactions set forth in Section 11.2 of this Agreement.

“Closing Date” shall mean July 9, 2001, or such other date as may be agreed upon by the Parties.

“Commercial Code” means the Commercial Code of Japan (Law No. 48, March 9, 1899), as amended and in effect from time to time.

“Corporate Auditor” shall mean a corporate auditor (Kansa-yaku) of the Company with the powers and duties specified in the Commercial Code.

“Deadlock” has the meaning set forth in Section 12.1 hereof.

“Defaulting Stockholder” has the meaning set forth in Section 13.1(b) hereof.

“Director” means any member of the Board with the powers and duties specified in the Commercial Code and the Articles of Incorporation.

“Fair Market Value” means the fair value in the open market as between a willing seller and a willing buyer as determined by an independent third party mutually acceptable to the Stockholders.

“GAAP” means generally accepted accounting principles in Japan.

“Government Approval” of any action to be taken by a Party under this Agreement means such approval of, or consent to such action, together with such licenses, authorizations, or permits as will be reasonably required for such action, as the laws, statutes, decrees, regulations and rulings of the appropriate government authorities may require to be obtained in connection with such action.  Whenever the term “Government Approval” is used herein, it shall be interpreted and construed to include the requirements that such approval be in form and substance reasonably acceptable to the Parties.

“Insolvent Stockholder” has the meaning set forth in Section 13.1(c) hereof.

“Merging Stockholder” has the meaning set forth in Section 13.1(d) hereof.

“Net Book Value” means net book value in accordance with GAAP as of any date of determination.

“Non-Transferring Stockholder” has the meaning set forth in Section 6.1(b) hereof.

“Operating Plan” means the plan for the operations of the Company to be prepared by management and approved by the Board pursuant to Section 3.2 hereof.

“Party” means either of Fossil or SII, and collectively, the “Parties”.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, estate or any other legal entity.

“Prevented Stockholder” has the meaning set forth in Section 13.1(e) hereof.

“Products” means the products distributed by the Company from time to time, including, but not limited to, watches and clocks bearing the FOSSIL Brand.

“Prospective Purchaser” has the meaning set forth in Section 6.1(b) hereof.

“Purchase Notice” has the meaning set forth in Section 6.1(b) hereof.

“Representative Director” means one of the Directors, with the powers and duties specified in the Commercial Code and the Articles of Incorporation.

“Resolution Date” has the meaning set forth in Section 12.3 hereof.

“Sale Notice” has the meaning set forth in Section 6.1(b) hereof.

“Shareholding Percentage,” with respect to either Stockholder, means the percentage represented by dividing (a) the number of shares in the Company issued to such Stockholder, by (b) the number of all shares in the Company issued to all of the Stockholders.

“SII” means Seiko Instruments Inc., a Japanese corporation.

“Stockholder” means either of Fossil or SII, and collectively, the “Stockholders”.

“Stockholder Loans” has the meaning set forth in Section 4.2(c) hereof.

“Subject Shares” has the meaning set forth in Section 6.1(b) hereof.

“Third Party Loans” has the meaning set forth in Section 4.2(a) hereof.

“Total Outstanding Shares” has the meaning set forth in Section 2.1 hereof.

“Transfer” has the meaning set forth in Section 6.1(b) hereof.

“Transferring Stockholder” has the meaning set forth in Section 6.1(b) hereof.

ARTICLE 2

PURCHASE AND SALE OF SHARES

                Section 2.1           Transfer of the Shares.   Subject to the terms and conditions contained in this Agreement, Fossil shall transfer, assign and sell to SII, by delivering share certificates representing fifty percent (50%) of the total number of the issued and outstanding Shares (the “Total Outstanding Shares) in the Company, and SII shall acquire, free and clear of all liens and encumbrances, five hundred (500) shares of the common stock of the Company (the “Shares”) at the Closing, which number represents fifty percent (50%) of the Total Outstanding Shares.

              Section 2.2                       Rights Attached.  The transfer of the Shares shall include all rights attached or accruing to the Shares, including all dividends and distributions declared or made after the Closing.

Section 2.3                                Purchase Price.  In consideration of the transfer of the Shares, SII shall (i) pay Fossil the sum of twenty-five million Japanese Yen (¥25,000,000) (the “Purchase Price”); and (ii) carry out the obligations herein specified.

Section 2.4                                Payment.  The Purchase Price shall be payable at the Closing by wire transfer in Japanese yen to the bank account as specified by Fossil prior to Closing.

ARTICLE 2A

ADDITIONAL UNDERTAKINGS

Section 2A.1        Pre-Closing Undertakings.  The Parties agrees to take the following actions at, or prior to, Closing:

(a)                                Fossil shall cause the Company to clear deficit (“Kessonkin” in GAAP) of the Company after performing undertakings of this Section 2A.1;

(b)                                Fossil agrees to cause the Company to return all non-watch products currently in inventory to Fossil and Fossil agrees to accept such returns;

(c)                                Fossil shall cause the Company to return any inventory items shown as discontinued (or “R” goods) by the Company as of the date hereof to Fossil and Fossil agrees to accept such returns;

(d)                                Any items in inventory that have not been ordered by the Company during the eighteen (18) month period preceding the date hereof, shall be returned to Fossil by the Company and Fossil agrees to accept such return;

(e)                                Fossil shall cause the Company to write-off (i) any displays held in inventory as of the date hereof that will not be used by the Company; and (ii) any displays located at a retail customer that the Company no longer does business with;

(f)                                Fossil shall cause the Company to write-off any fixed assets that are not currently being utilized in the ordinary course of business of the Company;

(g)                                Fossil shall cause the Company to record any guaranteed retirement benefits applicable to the employees of the Company, reserve for any guaranteed retirement benefits in full amount calculated based on the number of employees of the Company and periods of the employment of such employees elapsed as of the end of June, 2001, and any allowance relating to possible dismissal, which have not previously been recorded;

(h)                                Fossil shall cause the Company to pay invoices issued by Fossil Partners, L.P., which are overdue subject to the terms and conditions of the International Marketing and Distribution Agreement between the Company and Fossil Partners, L.P;

(i)                                SII shall perform a simple check on all other balance sheet items of the Company;

(j)                                Fossil shall, at its own costs, cause the Company to dismiss certain of its employees as listed on Schedule 1 hereto, the method of dismissal carefully being overseen by Fossil to assure no violation of relevant laws;

(k)                                Fossil shall cause any secret partnership or other agreement regarding the investments and distribution between the Company and any of Fossil or its Affiliates, including the Partnership Agreement between Fossil Intermediate Inc. and the Company dated April 1, 1996 and the Intercompany Service Agreement between the Company and Fossil Partners, L.P. dated January 1, 2000, to be terminated and shall settle all the Tokumei Kumiai Syussikin in GAAP (the TK receivable);

(l)                                Fossil shall estimate any tax liabilities in the course of or in relation to performing the Pre-Closing Undertakings (which would not have been imposed on or incurred by the Company if it were not for the obligations under the Pre-closing Undertaking) as set forth in this Section2A.1 and cause the Company to reflect such estimation of tax liabilities on the anticipated balance sheet as set forth in item (m) of the Section 2A.1 as the provision for such tax liabilities; and

(m)                                Fossil shall submit and attach to this Agreement as Exhibit B the anticipated balance sheet of the Company as of the end of June 2001.  Fossil shall pay to the Company for the adverse difference, if any, in order to make the Company’s actual balance sheet same as the anticipated balance sheet as of the end of June 2001.

Section 2A.2                                Post-Closing Undertakings.  The Parties agree to take the following actions following Closing:

(a)                                The Parties agree to review the accounts and notes receivable of the Company as of the end of month in October 2001, and Fossil agrees to remit to the Company any amounts owed for any uncollected accounts arising from such review; provided that, the Company can demonstrate that such amounts were invalid due to non-payment or dispute;

(b)                                The Parties agree that any accounts receivable paid by a customer of the Company following Closing will first be credited against the older receivable unless the older receivable is demonstrated by the Company to be invalid or is subject to genuine dispute, with the exception of balances that are received following October 2001, and in such case those amounts shall be credited back to Fossil;

(c)                                The Parties agree that any invoices received after Closing that relate to goods or services purchased by the Company prior to Closing, will be paid by the Company according to the terms applicable to such invoice and Fossil shall promptly reimburse the Company for such amounts upon receipt of adequate documentation of such expenditure;

(d)                                The Parties agree that the Company will be entitled to the same privileges as to timing of return, replacement, reimbursement, credit for return, shipping fees, and similar privileges from Fossil with respect to inventory returns as Fossil affords to its wholly owned subsidiaries and Fossil agrees to cause such provision to be reflected in the International Marketing and Distribution Agreement by and between the Company and Fossil Partners, L. P., unless SII requests any such privilege not to be so included.                                Fossil shall cause Fossil Partners, L.P. to negotiate, upon the requests of the Company, the amendment of other terms and conditions as set forth in such International Marketing and Distribution Agreement.

ARTICLE 3

BUSINESS OF THE COMPANY

Section 3.1                                General Description of the Company.  The business (the “Business”) of the Company will be the marketing and distribution of watches and clocks, including, but not limited to, watches under the FOSSIL Brand and such other matters as may be approved from time to time by the Board or as may be contemplated within the scope of this Agreement.

Section 3.2                                Operating Plan.  In order to implement the Business, at least thirty (30) days prior to the beginning of each fiscal year, the Representative Director of the Company shall present an Operating Plan to the Board for approval by the Board.  The Operating Plan shall set forth the plans according to which the Company shall be operated for such fiscal year and shall include, at a minimum, the following: (i) operating budgets; (ii) budgets for working capital requirements; (iii) three-year summary budget projections; (iv) projected stock keeping unit (“SKU”) count levels by product category and introduction dates for the upcoming year; and (v) the manner (third party financing, additional capital contribution or Stockholder financing) by which to raise the working capital requirements and detailed terms and conditions thereof.

Notwithstanding the foregoing, within thirty (30) days after the Closing, the Representative Director of the Company shall present to the Board an Operating Plan for fiscal year 2001 for approval by the Board.  Any Operating Plan approved by the Board may be amended from time to time by the Board.

ARTICLE 4

CAPITALIZATION OF THE COMPANY AND FINANCING

Section 4.1                                Authorized Capital.  The Company currently has authorized capital consisting of 1,000 shares of common stock with par value of ¥50,000 per share (the “Capital”). All of the Company’s shares shall be the same class in all respects and the holders thereof shall be entitled to identical rights and privileges including, without limitation of the foregoing, identical rights and privileges with respect to dividends, voting power and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company.

Section 4.2                                Working Capital.

(a)                Third Party Financing. The working capital requirements of the Company shall primarily be met, to the extent possible, by obtaining third party financing (the “Third Party Loan”).  In the event the Board determines that all or part of the working capital requirements of the Company shall be met through obtaining Third Party Loan, such Third Party Loan shall be in such amounts and subject to such terms as the Board may determine (including, but not limited to, after discussing the conditions of obtaining Third Party Loan, such as any requirements by any third party lender to subordinate the Stockholder Loan to the Third Party Loan).  To the extent one of the conditions of the extension of the Third Party Loan so approved by the Board is the subordination of any Stockholder Loans to such Third Party Loan, then the Stockholders agree to take such action as necessary to subordinate such Stockholder Loan.  To the extent that the Board determines that it is necessary to provide a guaranty of the Stockholders to obtain such Third Party Loan, then each of SII and Fossil shall negotiate in good faith to provide a guaranty in favor of the lender of such Third Party Loan so that SII and Fossil each guarantees an amount equal to their respective Shareholding Percentage.

(b)                Additional Capital Contributions.  In the event the Board unanimously determines that the working capital requirements of the Company should not be raised by obtaining Third Party Loan pursuant to Section 4.2(a), then the working capital requirements of the Company may be met through additional capital contribution by the Stockholders, subject that the authorized capital of the Company as provided in the Article of Incorporation then in effect shall allow such additional capital contributions by the Stockholders.  In the event the Board unanimously determines that all or part of the working capital requirements of the Company shall be met through additional capital contributions of the Stockholders, then the Stockholders shall accept to subscribe such additional capital and provide such additional capital contributions to the Company, provided, however, that (i) such additional capital contribution is made in cash; (ii) each Stockholder shall make such additional capital contribution in an amount equal to the total amount of such additional capital contribution, multiplied by such Stockholder’s Shareholding Percentage; and (iii) such additional capital contribution shall otherwise be made in accordance with the resolution of the Board. Upon contribution of the capital by the Parties pursuant to this Section, the Company shall issue additional shares at ¥50,000 per share to SII and to Fossil in proportion to such subsequent capital contribution and deliver share certificates representing such shares as provided in the Articles of Incorporation.

(c)                  Stockholder Loans. In the event the Board determines unanimously that the working capital requirements of the Company should not be raised by obtaining Third Party Loan pursuant to Section 4.2(a), then the working capital requirements of the Company may be met by obtaining financing from the Stockholders (the “Stockholder Loan”).  In the event the Board unanimously determines that all or part of the working capital requirements of the Company shall be met by obtaining a Stockholder Loan, then the Stockholders shall provide such Stockholder Loan to the Company, provided, however, that (i) such Stockholder Loan is made and repaid in Japanese yen; (ii) each Stockholder shall provide such Stockholder Loan in an amount equal to the total amount of such Stockholder Loan, multiplied by the applicable percentage set forth in Section 14.13; The Stockholders may provide its portion of the Stockholder Loan by extending the payment date of any invoice issued for products sold to the Company by the Stockholder or any affiliate of such Stockholder. and (iii) such Stockholder Loan shall otherwise be made in accordance with the resolution of the Board. Unless otherwise determined by the Board, the interest rate of such Stockholder Loan shall not exceed the interest rate available to the Company through Third Party Loans with similar terms, conditions and principal amounts as the Stockholder Loan in question, and shall be payable only at such times as the principal amount of such Stockholder Loan shall become payable in accordance with Section 5.1 hereof.

                (d)                Pre-closing Loans.  Fossil shall be sole guarantor all working capital requirements or funds borrowed by the Company on or prior to Closing.  All working capital requirements or funds borrowed by the Company following Closing shall be governed by Sections (a), (b) and (c) of this Article as respectively applicable.

ARTICLE 5

DIVIDENDS AND REPAYMENTS OF STOCKHOLDER LOANS

Section 5.1                                Stockholder Loan Repayment Policy.  Except as otherwise determined by the Board, the Company shall covenant to repay all of the outstanding principal and interest on all Stockholder Loans pursuant to the terms of the loan agreement before the Company is permitted under the terms of such loan agreement to make distributions of any dividends to the Stockholders.

Section 5.2                                Dividend Policy.  Subject to Section 5.1, dividends may be distributed to the Stockholders subject to Japanese Commercial Code and related regulations.

ARTICLE 6

TRANSFER OF SHARES

Section 6.1                                Transfer Restrictions.

(a)                                Transfer to Affiliates.  With the prior written consent of the other Stockholder, which consent shall not be unreasonably withheld, and without the application of Section 6.1(b) hereof, either Stockholder may transfer all or any portion of its shares in the Company to any Affiliate of such Stockholder.

(b)                                Transfer to Non-Affiliates.

(i)                                Except as provided in Section 6.1(a), Section 12.3 or Section 13.2, neither Stockholder shall sell, assign, transfer, encumber, pledge or grant a security interest in any of its shares of the Company, nor shall merge into or with another company, allow fifty (50) percent or more of its shares become held by a Person other than the Person who holds fifty (50) percent or more of shares in either of the Stockholders as of the date hereof, or act any other actions which shall result in a substantial change in the holder of Shares directly or indirectly (collectively, a “Transfer”) other than in accordance with this Section 6.1(b).  In the event possibilities of the occurrence of the foregoing which is not under the control of the concerned Stockholder arises, such Stockholder shall notify of the same to the other Stockholder as soon as reasonably practical.  In the event either Stockholder (the “Transferring Stockholder”) desires to sell all or part of its shares (the “Subject Shares”) of the Company to a third party, the Transferring Party shall give written notice (the “Sale Notice”) to the other Stockholder (the “Non-Transferring Stockholder”) which Sale Notice shall state (1) the identity of the person or entity (the “Prospective Purchaser”) to which the Transferring Stockholder desires to dispose of such Subject Shares, which Prospective Purchaser shall not be acting in concert with the Transferring Stockholder to circumvent the provisions of this Section or shall be in competition with the Company or the Non-Transferring Stockholder, (2) the price to be paid for such Subject Shares, which price must be payable in cash upon consummation of such disposition, (3) the date on which such disposition is scheduled to occur (which date shall be no later than ninety (90) days after the date of the Sale Notice), and (4) that the offer of the Prospective Purchaser has been accepted by the Transferring Stockholder, subject to the rights of the Non-Transferring Stockholder contained herein.

(ii)                                Upon receipt of the Sale Notice, the Non-Transferring Stockholder shall have the right to purchase, upon the same terms and conditions as contained in the Sale Notice, the Subject Shares, by providing a written notice (the “Purchase Notice”) to the Transferring Stockholder within sixty (60) days after receipt of the Sale Notice.  The closing of the purchase of the Subject Shares pursuant to this Section 6.2(b)(ii) shall be held within thirty (30) days after delivery of the Purchase Notice.

(iii)                                 In the event the Non-Transferring Stockholder elects not to exercise its rights pursuant to Section 6.2(b)(ii) above, then the Transferring Stockholder may transfer the Subject Shares to the Prospective Purchaser in accordance with the terms and conditions set forth in the Sale Notice.  If the Transferring Stockholder does not complete the sale of the Subject Shares to the Prospective Purchaser within ninety (90) days after the date of the Sale Notice, the provisions of Section 6.1(b) shall again be applicable.

(iv)                                In the event the Non-Transferring Stockholder is prevented from exercising its right to purchase the Subject Shares pursuant to Section 6.1(b)(ii) as a result of applicable rule, law or regulation, then, notwithstanding anything to the contrary contained herein, within an additional sixty (60) days, the Non-Transferring Stockholder shall elect, in its sole and absolute discretion and by notifying the Transferring Stockholder, whether the Transferring Stockholder shall sell the Subject Shares to (1) the Prospective Purchaser, (2) the Non-Transferring Stockholder or (3) a party designated by the Non-Transferring Stockholder, in each case on terms and conditions set forth in the Sale Notice, provided that the Transferring Stockholder shall consummate the transaction within thirty (30) days from the end of such sixty (60) day period.  In the event the sale to the Prospective Purchaser pursuant to Section 6.1(b)(iv)(1) is not consummated within such thirty (30)-day period, then the provisions of Section 6.1(b) shall again be applicable.

Section 6.2                                Agreement to be Bound.  As a condition to the valid transfer of any shares to any party hereunder, the transferor shall be responsible for obtaining from the transferee prior to such transfer, written agreement of the transferee to comply with, be bound by and perform all of the terms and conditions of this Agreement.  Thereafter, the transferee shall be a party to this Agreement.

Section 6.3                                Transfer in Violation of Transfer Restrictions.  Any purported Transfer of shares in the Company not expressly authorized by the terms of this Agreement shall be void and of no force and effect.

Section 6.4                                Board Approval; Legends.  All Transfer of Shares in the Company shall subject to approval by the Board.  Each party shall cause its Board nominee to vote in favor of any proposed Transfer complying with the foregoing terms of this Section 6 and to vote against any proposed Transfer that fails to do so.  Each share certificate of the Company shall bear a legend, consistent with applicable laws, providing that any transfer of the shares evidenced by such certificate is subject to approval by the Board.

ARTICLE 7

ACTIONS OF STOCKHOLDERS

Section 7.1                                Meeting.  The meetings and resolutions of the Stockholders shall be conducted or obtained according to the Articles of Incorporation.

Section 7.2                                Restricted Actions.  The Stockholders agree that during the term of this Agreement they will not, nor will they allow any of their employees, representatives or Affiliates to:

(a)                                Commingle Company funds with the funds of any other Person or use Company funds for other than Company purposes or as directed by the Board;

(b)                                Take any action or allow the Directors or the Company to take any action that would result in any violation of this Agreement, the Articles of Incorporation or the laws of Japan or the United States of America, including, but not limited to, the U.S. Foreign Corrupt Practices Act; or

(c)                                Enter into any agreement or establish any relationship with the Company except as specified herein, unless such agreement or relationship is on terms and conditions that would be established between unrelated parties dealing at arm’s length.

Section 7.3                                Name Change.  Promptly following Closing, the Parties agree to take such action as may be necessary to effect a name change of the Company to SFJ, Inc. (kabusikigaisha SFJ)”, or such other name as the Parties mutually agree from time to time.

Section 7.4                                Further Assurance.  Fossil and SII additionally shall execute such further documents and cooperate in taking such further actions as may be necessary to give effect to this Agreement and the transactions contemplated hereby and to obtain any Government Approval or other government action necessary therefor.

ARTICLE 8

BOARD OF DIRECTORS

Section 8.1                                Power.  The company shall be managed by the Board in accordance with the terms of this Agreement and applicable laws.  The Board shall decide by resolution all important matters relating to the policies and management of the business of the Company, except those matters which are reserved by this Agreement, the Articles of Incorporation or by law to the decision of the Stockholders.

Section 8.2                                Election of Directors.  The Directors shall be duly elected at general meetings of the Stockholders in accordance with the Articles of Incorporation, and the Board shall consist of four (4) Directors. Subject to the provisions of Section 14.13, two (2) of the Directors shall be nominated by SII and two (2) of the  Directors shall be nominated by Fossil.  The nominees for the initial directors of the Company as nominated by the respective Parties are as follows:

Fossil Director Nominees:	Michael Barnes
Martin Pomphrey

SII Director Nominees:	Toshio Sato
Kenichi Tomidokoro

The Stockholders hereby agree to cast their votes from time to time to elect or re-elect the director nominees of the Parties.

Section 8.3                                Chairman.  The Representative Director shall serve as the Chairman of the Board.

Section 8.4                                Vacancy on Board.  In case the position of a Director becomes vacant for any reason, the Stockholders agree to elect as a replacement any such person as may be nominated by the Stockholder who nominated the person whose office is vacant.  In the event that the Stockholder who nominated the person whose office is vacant does not nominate a replacement within thirty (30) days after such office becoming vacant, then the other Stockholder shall have the right to nominate such replacement.  The Stockholders agree to cast their votes to elect such replacement nominee.

Section 8.5                                Meetings.  The meetings of the Board shall be held at such times and with such notice as is specified in the Articles of Incorporation.

Section 8.6                                Necessary Corporate Action.  The Parties agree to take such action as may be necessary to carry out the effect of this Section, including making or authorizing any required changes or amendments to the Articles of Incorporation.

ARTICLE 9

BASIC CORPORATE AND OPERATING POLICIES

Section 9.1                                Representative Director.  The Company shall have one (1) Representative Director, who shall be the President of the Company with the powers and duties specified in the Articles of Incorporation and who shall be responsible for the day-to-day operations of the Company.  The Representative Director of the Company shall be elected by the Board from time to time.  The initial Representative Director of the Company following Closing shall be Kenichi Tomidokoro and, subject to the provisions of Section 14.13(b), SII shall have the right to nominate the Representative Director thereafter from time to time.  The Stockholders hereby agree to cause their nominated Directors to vote for the election of Kenichi Tomidokoro as the initial Representative Director of the Company.

Section 9.2                                Operating Plan.  The Stockholders hereby agree to cause their nominated Directors and other representatives to effectuate the Operating Plan adopted by the Board, to implement such other basic corporate and operating policies established by the Stockholders or the Board during the continuance of this Agreement, and to act in accordance with the Articles of Incorporation, this Agreement and the Ancillary Agreements.

Section 9.3                                Corporate Auditors.  The Company shall have one (1) Corporate Auditor, who shall be appointed by the Stockholders Meeting of the Company. A Corporate Auditor may be removed for cause in accordance with applicable laws.

Section 9.4                                Financial Statements.  The financial statements of the Company shall be prepared in accordance with GAAP, consistently applied, and adjusted to reflect generally accepted accounting principles in the United States for presentation purposes.  The Company will make and keep books and records and accounts which, in reasonable detail, accurately and fairly reflect the business transactions of the Company (including, but not limited to, any asset disposition), and the Company shall devise and maintain a system of internal financial control sufficient to provide reasonable assurances that the financial statements of the Company are maintained according to GAAP and by applicable law.  In addition, the Company shall have its financials audited by an independent public accountant at the end of every fiscal year.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.1                                Fossil’s Representations, Warranties and Covenants.  Fossil represents, warrants and covenants to SII as follows:

(a)                                Fossil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby and that the Company is corporation duly organized, validly existing and in good standing under the laws of Japan.

(b)                                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Fossil and the Company.  This Agreement has been duly executed and delivered by a duly authorized officer of Fossil and constitutes the legal, valid and binding obligation of Fossil and thereby the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any provisions of the certificate of incorporation or bylaws of Fossil or the Company or conflict with, or result in any violation of or default under any provision of any mortgage, indenture, lease, instrument, agreement, judgment, order, decree, statute, law, ordinance, rule, regulation, or other governmental authorization or approval applicable to Fossil.

(c)                                To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract (whether written or oral) or any other contract or Agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business now conducted or now proposed to be conducted by the Company and that there is no strike, labor dispute or union organization activities pending or, to the knowledge of Fossil, threatened, involving the Company or any of its employees.

(d)                                The Company has filed or caused to be filed all reports, return or other information required to be supplied to a governmental entity with respect to the tax, charges, fees, levies, or other assessments imposed by a governmental entity and those are true and correct in all material respects.  The Company has within the time and in the manner prescribed by applicable law, paid directly or indirectly , and until the Closing the Company will pay directly or indirectly within the time and in the manner prescribed by applicable law, all taxes, charges, fees, levies, or other assessments imposed by a governmental entity.

(e)                                The Company is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments or permits and/or approvals of all relevant authorities.

(f)                                Fossil will cause the Directors nominated by Fossil to operate the Company in strict compliance with this Agreement and all applicable provisions of the laws of Japan.

(g)                                Fossil hereby agrees to indemnify and hold SII harmless from and against all losses, damages and costs resulting from any breach of any of the provisions of this Agreement by Fossil or direct or indirect breach thereof by the Company.

(h)                                Fossil hereby agrees that all taxes, charges, assessments imposed in relation to the Share holding by Fossil, including but not limited to the taxes on the dividend paid by the Company, are to be borne by Fossil.

Section 10.2                                SII’s Representations, Warranties and Covenants.  SII represents, warrants and covenants to Fossil as follows:

(a)                                SII is a corporation duly organized validly existing and in good standing under the laws of Japan and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

(b)                                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of SII.  This Agreement has been duly executed and delivered by a duly authorized officer of SII and constitutes the legal, valid and binding obligation of SII enforceable in accordance with its terms.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any provisions of the articles of incorporation or bylaws of SII or conflict with, or result in any violation of or default under any provision of any mortgage, indenture, lease, instrument, agreement, judgment, order, decree, statute, law, ordinance, rule, regulation, or other governmental authorization or approval applicable to SII.

(c)                                SII will cause the Directors nominated by SII to operate the Company in strict compliance with this Agreement and all applicable provisions of the laws of Japan.

(d)                                SII hereby agrees to indemnify and hold Fossil harmless from and against all losses, damages and costs resulting from any breach of any of the provisions of this Agreement by SII.

ARTICLE 11

CLOSING AND CONDITIONS THEREOF

Section 11.1                                Closing.  The Closing of the transactions contemplated by this Agreement shall take place on the Closing Date at the offices of the Company.  The Parties agree that this Agreement may be executed in any number of counterparts, each of which shall be an original.

Section 11.2                                Events of Closing.  At or prior to the Closing, the Parties shall take the following actions:

(a)                                The Stockholders shall elect the Board of Directors nominated by the Stockholders and to transact such other business as may be necessary or proper to be transacted at said meeting;

(b)                                Each Director shall accept his position as director of the Company;

(c)                                The Board shall hold a meeting for the purposes of electing Kenichi Tomidokoro as an initial Representative Director of the Company and to transact such other business as may be necessary or proper to be transacted at said meeting, as provided in the minutes of the meeting of the Board, in the form attached hereto as Exhibit C hereto;

(d)                                Kenichi Tomidokoro shall accept the position as the Representative Director of the Company under terms and conditions reasonably acceptable to the Parties;

(e)                                SII shall tender the Purchase Price consideration required by Section 4.3 hereof, and in exchange for such payment, Fossil shall deliver to SII certificates evidencing ownership of the number of shares of stock of the Company specified in Section 4.3 hereof.

Section 11.3                                Closing Date.  Unless otherwise agreed by the Stockholders, the Closing shall take place within five (5) days after satisfaction of the conditions set forth in Section 11.4 hereof but in no event later than the Closing Date.  If the Closing does not occur on or before the Closing Date, then this Agreement shall thereupon terminate automatically and shall be of no further force or effect, without any further liability or obligation of either Stockholder to the other Stockholder.

Section 11.4                                Conditions to the Closing.  All obligations of each Stockholder hereunder to take the actions contemplated by this Agreement and otherwise take the action necessary to consummate the Closing, are subject to the fulfillment of each of the following conditions:

(a)                                The Pre-Closing Undertakings specified in Section 2A.1 shall have occurred;

(b)                                 All actions, proceedings, instruments, opinions and documents required to carry out this Agreement and the Ancillary Agreements or incidental hereto or thereto, and all other related legal matters, shall be reasonably satisfactory to the respective legal counsel of the Parties;

(c)                All other terms, covenants and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by the respective parties hereto and thereto prior to or at the Closing shall have been complied with and performed in all material respects (with the right of such parties in compliance with such terms, covenants and conditions to waive the non-compliance by the other Party);

(d)                                No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement;

(e)                                All Governmental Approvals required for the performance by each Party of this Agreement, the consummation of the transactions herein contemplated and the fulfillment of and compliance with the terms and conditions hereof, by either Party shall have been obtained, and all filings and other formalities completed; and

(f)                                All consents and approvals of third parties required for the performance by each Party, the consummation of the transactions herein contemplated and the fulfillment of and compliance with the terms and conditions hereof, shall have been obtained or valid waivers or consents obtained.

Neither Party shall deliberately cause any condition set forth in this Article 11 not to be satisfied, and each Party shall, as to events, causes and circumstances within its control, take such action as shall be reasonably necessary to cause such condition to be satisfied and shall keep the other Party currently informed as to the status of such actions.  In the event the Closing takes place, each Party shall be deemed to have represented and warranted to the other Party as of the Closing Date that all of the aforementioned conditions precedent to such Party’s obligations hereunder shall have been fulfilled prior to or as of the Closing Date.

In the event that representations and warranties hereunder or due diligence reports or similar opinions hereunder prove untrue, the Transfer of Shares hereunder shall be void and of no force and effect from its inception, provided that satisfactory proof of such untruth is presented in arbitration under Article 14.12.

ARTICLE 12

DEADLOCK

Section 12.1                                Definition. As used in this Agreement the term “Deadlock” shall mean any circumstance in which the Stockholders or the Board of the Company are unable, by reason of lack of a quorum or inability to achieve the votes that are required under this Agreement, the Articles of Incorporation and/or the applicable law to arrive at a decision on any matter or issue which, under this Agreement, the Articles of Incorporation and/or applicable law requires action, provided that an inability of the Stockholders or the Board to arrive at such a decision or take such action shall not constitute a Deadlock unless the Board or the Stockholders shall have failed within a forty-five (45) day period to decide the matter or shall have failed within such period to implement such decision.

Section 12.2                                Notice of Deadlock.  No Deadlock shall be deemed to have occurred until either Stockholder gives the other Stockholder a written notice of Deadlock.  Such notice of Deadlock shall specify in reasonable detail the nature of the issue giving rise thereto.  Within twenty (20) business days after the delivery of the notice of Deadlock, the chief executive officers of both SII and Fossil shall meet for the purpose of amicably resolving the Deadlock.

Section 12.3                                Rights in Event of Deadlock. In the event after good faith discussions the Deadlock is not resolved within twenty (20) business days from the date of the notice of Deadlock is delivered (the “Resolution Date”), then the following procedure shall apply: (a) within thirty (30) days after the end of such twenty (20) business day period, SII shall have the option to acquire all, but not less than all, of the shares in the Company owned by Fossil at a purchase price equal to the Fair Market Value thereof; (b) in the event that SII shall have failed to exercise its option to acquire Fossil’s shares pursuant to the foregoing (a), then, within an additional thirty (30) day period, Fossil shall have the option to acquire all, but not less than all, of the shares owned by SII in the Company at a purchase price equal to the Fair Market Value thereof.  In the event neither SII nor Fossil exercises its rights pursuant to the foregoing sentence, then the Company shall be dissolved and liquidated pursuant to Section 13.3 and in accordance with applicable law.

ARTICLE 13

TERMINATION

Section 13.1                                 Events Permitting Termination.   This Agreement shall become effective as of the date of this Agreement and shall continue for an indefinite period thereafter, until terminated as follows:

(a)                By mutual consent of the Stockholders to terminate this Agreement in writing;

(b)                                By either Stockholder upon giving written notice to the other Stockholder (the “Defaulting Stockholder”) if the Defaulting Stockholder is in default hereunder or under any of the Ancillary Agreements and such default is not cured within thirty (30) days after written notice of such default;

(c)                                By either Stockholder upon giving written notice to the other Stockholder (the “Insolvent Stockholder”) if (i) the ownership, management or control of such Insolvent Stockholder or all or substantially all of such Insolvent Stockholder’s assets are transferred to a person or entity other than the person or entity exercising ownership, management or control at the date of this Agreement, or (ii) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Insolvent Stockholder in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator of such Insolvent Stockholder or for any substantial part of its property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days, or (iii) the Insolvent Stockholder shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator of such other Party or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing;

(d)                                By either Stockholder upon giving written notice to the other Stockholder (the “Merging Stockholder”) if, without the prior written consent of the other Stockholder, the Merging Stockholder is merged or consolidated with another entity;

(e)                                By either Stockholder upon giving written notice to the other Stockholder (the “Prevented Stockholder”) if the Prevented Stockholder is prevented from performing its obligations under this Agreement for a continuous period of six (6) months or more as a result of any intervention, direct or indirect, by any government or governmental authority;

(f)                                By either Stockholder upon giving written notice to the other Stockholder (the “Affected Stockholder”) if the Affected Stockholder is prevented from performing its obligations under this Agreement for a continuous period of six (6) months or more as a result of an event of Force Majeure.

(g)                                Automatically upon the sale of all of the shares in the Company to a third party unrelated to the Stockholders;

(h)                                Automatically upon the acquisition of one hundred percent (100%) of the shares in the Company by one of the Stockholders; or

(i)                                Automatically in the event the Closing does not occur on or before the Closing Date.

Section 13.2         Rights Upon Termination.

(a)                                Survival.  Termination of this Agreement shall not extinguish debts and other obligations created or arising between the Stockholders by virtue of this Agreement or by virtue of contracts entered into hereunder before the date of termination.  Without limiting the generality of the foregoing, the respective obligations of the Parties under Sections 13.2 and 13.3 shall survive termination of this Agreement.

(b)                                Rights.  Without limiting the generality of Section 13.2(a), if this Agreement is terminated pursuant to Section 13.1(b), Section 13.1(c), Section 13.1(d), Section 13.1(e) or Section 13.1(f) hereof, the non-Defaulting Stockholder, the non-Insolvent Stockholder, the non-Merging Stockholder, the non-Prevented Stockholder or the non-Affected Stockholder, as applicable, shall be entitled to, in addition to any other remedies it may have in law, equity or contract: (i) require the other Stockholder to purchase any or all of the shares in the Company of the non-Defaulting Stockholder, non-Insolvent Stockholder, non-Merging Stockholder, non-Prevented Stockholder or non-Affected Stockholder, as applicable, at the Fair Market Value, (ii) purchase all, but not less than all of the shares in the Company held by the other Stockholder at the Net Book Value, or (iii) require the Company to be dissolved and liquidated pursuant to Section 13.3 hereof.

                Section 13.3                Liquidation.  Upon the occurrence of a dissolution event set forth in Section 12.3, the termination of the Agreement pursuant to Section 13.1(i) or in the event either Stockholder elects to require to dissolve the Company pursuant to Section 13.2(b)(iii), then in no event later than one hundred twenty (120) days after the occurrence of such dissolution event or such election, as applicable, the Stockholders shall vote for and otherwise take all requisite actions to cause the dissolution and liquidation of assets of the Company as follows:

(a)                All assets of the Company (including, but not limited to, all Products remaining at the Company) shall be sold within such one hundred twenty (120) day period at the best price offered by any party therefor;

(b)                The proceeds of such sale shall be used as follows: (i) first, to pay in full all third party creditors (including, but not limited to, any amounts outstanding under the Third Party Loan); (ii) second, to pay any outstanding loan liability of the Company (including, but not limited to, any amounts outstanding under the Stockholders Loans and any amount paid by SII and Fossil in guaranteeing Third Party Loan) to SII and Fossil pro rata according to the respective amounts of loans and/or liabilities due to each such Party; and (iii) third, any remaining proceeds shall be distributed to the Stockholders pro rata in accordance with their respective Shareholding Percentages.

ARTICLE 14

MISCELLANEOUS

Section 14.1                                Force Majeure.  Any delay or failure by either Party to perform any of its obligations hereunder shall be excused if and to the extent caused by occurrences beyond such Party’s reasonable control, including, but not limited to, acts of God, strikes or other labor disturbances, war, whether declared or not, sabotage, civil insurrections or commotion, acts by governmental authorities and any other cause or causes whether similar of dissimilar to those herein specified which cannot reasonably be controlled by such Party.

Section 14.2                                Governing Law.  The validity, performance, construction and effect of this Agreement shall be governed by the laws of Japan without regard to principles of conflict of laws.

Section 14.3                                Assignment.  Except in accordance with the transfer provisions set forth in Article 6, this Agreement and the rights and obligations hereunder shall not be assigned by either Party hereto, by contract or by operation of law, without the prior written consent of the other Party.

Section 14.4                                Expenses and Enforcement Costs.  Each Party agrees to pay its own costs and expenses (including, but not limited to, the cost of attorneys and other professionals and any other fees, taxes, and public charges) incurred in connection with the preparation, negotiation and execution of this Agreement and in obtaining the necessary Government Approvals and other governmental action contemplated herein.  Each Party hereto agrees to pay and discharge all reasonable costs, attorney fees and expenses (including, but not limited to the costs of arbitration and litigation) that are incurred by the other Party in enforcing the terms of this Agreement or in defending itself in an action to enforce the terms of this Agreement provided that such other Party shall substantially prevail in such proceedings as determined by the arbitrator(s) or judges, as applicable.

Section 14.5                                Severability; Waiver.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under applicable law, such provision shall be fully severable, and the remaining provisions hereof shall not be affected thereby and shall remain in full force and effect.  Failure of either Party at any time to require performance by the other of any provision of this Agreement shall not affect its rights to require full performance thereof at any time thereafter, and a waiver by either Party of a breach of any provision shall not constitute a waiver of rights arising from any subsequent breach or nullify the effectiveness of such provision.

Section 14.6                                Notices.  Unless otherwise agreed in writing, all notices required hereunder shall be in writing and in English.  Such notices shall be delivered personally, or sent by telegram, registered airmail, return receipt requested, or by facsimile with a confirmation copy to be sent by registered mail, return receipt requested, addressed as follows:

If to SII:	Seiko Instruments Inc.
8, Nakase 1-chome, Mihama-ku
Chiba-shi, Chiba 261-8507
Japan
Attention : Takeshi Iwadare, Deputy Division Manager of Watch Division
Facsimile:+81-43-211-8041

If to Fossil:	Fossil, Inc.
2280 N. Greenville
Richardson, Texas 75082
U.S.A.
Attention: T.R. Tunnell, Executive Vice President
Facsimile: 214-498-9639

Said notice shall be deemed to have been received on the first business day following the date the telex, telegram or facsimile is dispatched.  Notice sent by registered airmail, return receipt requested, properly addressed and posted, shall be deemed to have been received not later than fourteen (14) business days after posting.  Nothing contained herein shall justify or excuse failure to give oral notice for the purposes of informing the other Party thereof when prompt notification is appropriate, but such notice shall not satisfy the requirement of written notice.

Section 14.7                                Language.  This Agreement may be translated into other languages, but the English language version shall be the official version and shall control the construction and interpretation hereof.

Section 14.8                                Amendment.  This Agreement may be amended only by a written document signed by the Parties.

Section 14.9                                Headings.  Headings or Articles in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.

Section 14.10                                Inconsistencies.  In case of any inconsistency or conflict between this Agreement, on the one hand, and the Articles of Incorporation of the Company, on the other hand, this Agreement shall govern, and the Parties agree to take all necessary steps to amend the Articles of Incorporation, as applicable, to conform to this Agreement promptly upon the discovery of any such inconsistency or conflict.

Section 14.12                                Arbitration of Disputes. In the event that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, such dispute or controversy shall be finally settled by arbitration pursuant to the Japan American Trade Arbitration agreement of September 16, 1952, by which each party hereto is bound.  The arbitration venue shall be Tokyo, Japan.  Arbitration shall be conducted by a panel of three (3) members, one member selected by SII, one member selected by Fossil and the third member selected by agreement between the other two members.  Such arbitration shall be conducted in the English language, but either Party shall be free to make any submission in English or Japanese without providing a translation thereof.  The Parties’ obligations under this Section shall survive termination or expiration of this Agreement.  The provisions herein shall not be construed as prohibiting any Party to this Agreement from applying to  Tokyo District Court which the parties hereby agree to have a non-exclusive jurisdiction for such injunctive or other provisional relief as may be necessary to protect that Party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute or controversy.  As part of the arbitration award, the prevailing Party shall be entitled to recover its reasonable costs and expenses (including attorney’s fees) incurred in connection with the arbitration.

Section 14.13                                Change of Shareholding Percentage.  In the event that either Party acquires some, but not all, of the other Party’s equity ownership in the Company pursuant to this Agreement, including, but not limited to, pursuant to Article 6, then the following shall apply:

(a)                The following changes shall be made in the number of Directors each Party may nominate on the Board pursuant to Section 8.2 based upon the respective Shareholding Percentages of SII and Fossil following such acquisition:

Fossil Shareholding Percentage	SII Shareholding Percentage	No. of Fossil Directors	No. of SII Directors
Less than 10%	90% or more	0	4
10% or more but less than 40%	60% or more but less than 90%	1	3
40% or more but less than 60%	40% or more but less than 60%	2	2
60% or more but less than 90%	10% or more but less than 40%	3	1
90% or more	Less than 10%	4	0

(b)                In the event the Shareholding Percentage of Fossil becomes more than fifty percent (50%), Fossil shall be entitled to designate the Representative Director.

Section 14.14                Confidentiality.

(a)                Definition. As used in this Section 14.14, the term “Confidential Information” shall mean any information disclosed by one Party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature, or is otherwise known by the recipient to be information of a type generally maintained in confidence by the disclosing Party.  Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is either (a) directly related to written Confidential Information, or (b) designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within a reasonable time (not to exceed sixty (60) days) after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party.

(b)                Confidentiality Obligations.  Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except as set forth herein, shall implement reasonable procedures to prohibit the disclosure, duplication, misuse or removal of the other Party’s Confidential Information and shall not disclose such Confidential Information to any non-Affiliate third party.  Without limiting the foregoing, each of the Parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than the care exercised by the disclosing Party with respect to its own Confidential Information.  Each Party shall use its best efforts to enforce compliance with the provisions of this Section 14.14 by its directors, officers, employees, agents and any third party having access to the other Party’s Confidential Information.

(c)                Non-Confidential Information.  Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which:

                                (i)                                was generally known and available in the public domain at the time it was disclosed, or which becomes generally known and available in the public domain through no fault of the receiver;

(ii)                                was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

(iii)                is disclosed with the prior written approval of the initial disclosing Party;

(iv)                                was independently developed by the receiver without any use of the disclosing Party’s Confidential Information or by employees or other agents of (or independent contractors hired by) the receiver who have not been exposed to the disclosing Party’s Confidential Information;

(v)                                becomes known to the receiver from a source other than the disclosing Party without breach of this Agreement by the receiver and otherwise not in violation of the disclosing Party’s rights; or

(vi)                                is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advance notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

In addition, neither Party shall be restricted in any way by this Agreement as to that Party’s use of any Confidential Information of the other described in subsections (i), (ii), (iv) and (v) above.

(d)                Equitable and Other Relief.  Each Party acknowledges that the other Party’s Confidential Information is an extremely valuable business asset, the misuse or improper disclosure of which would cause irreparable harm to the business interests of such Party.  Accordingly, if either Party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other Party shall be entitled to equitable relief to protect its interest therein, including, but not limited to, injunctive relief, as well as money damages.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

FOSSIL, INC.		SEIKO INSTRUMENTS INC.

By:	_____________________	By:	_____________________
Name:	_____________________	Name:	_____________________
Title:	_____________________	Title:	_____________________

EXHIBIT A

Articles of Incorporation

EXHIBIT B

Anticipated  Balance Sheet of the Company

EXHIBIT C

Minutes of the Meeting of the Board

Schedule 1

List of Terminated Employees